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               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in Post-Effective Amendment No. 2 to the Form SB-2 Registration Statement on Form S-3 (Nos. 333-9207 and 16539) and related Prospectus of Integrated Surgical Systems, Inc. for the registration of 2,261,598 shares of its common stock and warrants to purchase 169,612 shares of common stock and to the incorporation by reference therein of our report dated February 26, 1998, with respect to the consolidated financial statements of Integrated Surgical Systems, Inc. included in its Annual Report (Form 10-KSB) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.

                                          ERNST & YOUNG LLP

Sacramento, California
January 15, 1999